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                     DAMES & MOORE GROUP COMPLETES PURCHASE OF
                                RADIAN INTERNATIONAL

                  ACQUISITION BRINGS ANNUAL REVENUES TO $1 BILLION


     LOS ANGELES, August 3, 1998--Dames & Moore Group (NYSE:DM) announced today that it has completed the acquisition of Radian International LLC, a leading multinational engineering, consulting and construction firm with annualized revenues of approximately $300 million and over 2,000 employees. Dames & Moore Group acquired the company from The Dow Chemical Company for approximately $117 million, which was paid in cash upon closing on July 31, 1998.

     The acquisition has raised Dames & Moore Group's annualized gross revenues to over $1 billion and made the company one of the largest engineering businesses in the world. By integrating the capabilities of Radian, Dames & Moore Group is now able to pursue broader business opportunities. The company also expects to achieve significant administrative cost savings that will improve overall financial performance. The acquisition is expected to modestly increase earnings this year and significantly increase earnings the next year and beyond.

Dames & Moore Group Chief Executive Officer Arthur C. Darrow said, "The combination of Radian's process and chemical engineering capabilities with those of Dames & Moore Group will present substantial competitive advantages. The fit between our capabilities in the process and chemical engineering area is extraordinary."


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DAMES & MOORE GROUP COMPLETES PURCHASE OF RADIAN INTERNATIONAL
AUGUST 3, 1998
PAGE 2


     Headquartered in Austin, Texas, Radian has 36 U.S. and 12 international offices. Radian offers services in the areas of process engineering, detailed design, construction management, pollution monitoring, information management, and remediation and related construction services. Previously, Dames & Moore Group expanded its process and chemical engineering activities with the acquisition of Walk Haydel. Radian and Walk Haydel provide complementary services and serve most of the world's largest chemical, petroleum and manufacturing companies as well as government agencies.

     The Dames & Moore Group, a global engineering and construction services firm, has capabilities that include general engineering and consulting, process and chemical engineering, transportation planning and design, and construction services. Headquartered in Los Angeles, the group has over 7,800 employees, and offices in over 30 countries.

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